Exhibit 99.1

FOR IMMEDIATE RELEASE

Sorrento THERAPEUTICS Announces UNSECURED $120.5M Convertible note financing

SAN DIEGO, March 27th, 2018 /GlobeNewswire/ -- SAN DIEGO – Sorrento Therapeutics, Inc. (NASDAQ: SRNE, "Sorrento"), announced today that it has entered into a securities purchase agreement to sell $120.5 million of unsecured convertible notes in a private placement to certain accredited investors.

The notes will be convertible into shares of Sorrento common stock at a price of $7.0125 per share and will accrue interest at a rate of 5% per year. Each purchaser of the convertible notes will also receive a warrant to purchase 50% of the number of shares of Sorrento common stock into which such purchaser’s note is initially convertible. The warrants will have an exercise price of $8.77 per share, or 125% of the initial conversion price of the notes.

The closing of the purchase and sale of the notes is expected to occur within 30 business days of March 26, 2018, subject to customary closing conditions.

“We are extremely pleased with this financing. This shows how much we have progressed in the last few years, and our loyal investor base continues to support our long-term efforts,” stated Dr. Henry Ji, Chairman and CEO for Sorrento.

Subject to the closing of this financing, together with current cash on hand, Sorrento expects to have approximately $150 million in cash, allowing the company to continue executing for the next 18 - 24 months on its long-term strategy to increase stockholder value.

The notes, warrants and shares issuable upon conversion of the notes and exercise of the warrants have not been registered under the Securities Act of 1933, as amended, or with any securities regulatory authority of any state or other jurisdiction, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

At the closing of the financing, Sorrento and the purchasers of the notes will enter into a registration rights agreement pursuant to which, among other things, Sorrento will agree to prepare and file one or more registration statements with the Securities and Exchange Commission (the SEC) for the purpose of registering for resale the shares issuable upon conversion of the notes and exercise of the warrants. Under the registration rights agreement, Sorrento will agree to file a registration statement with the SEC registering all of shares issuable upon conversion of the notes and exercise of the warrants for resale by no later than the date 45 days after the closing of the financing.

About Sorrento Therapeutics, Inc.

Sorrento is a clinical stage, antibody-centric, biopharmaceutical company developing new therapies to turn malignant cancers into manageable and possibly curable diseases. Sorrento's multimodal multipronged approach to fighting cancer is made possible by its’ extensive immuno-oncology platforms, including key assets such as fully human antibodies (“G-MAB™ library”), clinical stage immuno-cellular therapies (“CAR-T”), intracellular targeting antibodies (“iTAbs”), antibody-drug conjugates (“ADC”), and clinical stage oncolytic virus (“Sephrevir®”).

Sorrento's commitment to life-enhancing therapies for cancer patients is also demonstrated by our effort to advance a first-in-class (TRPV1 agonist) non-opioid pain management small molecule in Resiniferatoxin (“RTX”) and ZTlido™. Resiniferatoxin is completing a phase IB trial in terminal cancer patients. ZTlido was approved by U.S. FDA on February 28, 2018.

For more information visit www.sorrentotherapeutics.com

Forward-Looking Statements

This press release contains forward-looking statements related to Sorrento Therapeutics, Inc., under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements including but not limited to statements about the terms, timing and size of the convertible note and warrant transaction set forth above, Sorrento’s use of the proceeds from the financing and its expectations regarding cash on hand and the use and timing thereof to execute Sorrento’s long-term strategy. Risks and uncertainties that could cause our actual results to differ materially and adversely from those expressed in our forward-looking statements, include, but are not limited to: risks relating to the closing of the proposed financing; risks related to Sorrento's and its subsidiaries' technologies and prospects; risks related to convertible note and warrant transaction, including the closing and funding of the transaction; Sorrento’s ability to use the proceeds effectively and as described in the press release; Sorrento’s ability to achieve any planned strategy; Sorrento’s ability to complete and close the transaction and any future financing transactions; and other risks that are described in Sorrento's most recent periodic reports filed with the Securities and Exchange Commission, including Sorrento's Annual Report on Form 10-K for the year ended December 31, 2017, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

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Media and Investor Relations

Contact: Alexis Nahama, VP Corporate Development

Telephone: 1.858.203.4120

Email: investors@sorrentotherapeutics.com

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Sorrento® and the Sorrento logo are registered trademarks of Sorrento Therapeutics, Inc.

ZTlido™ and G-MAB™ are trademarks owned by Scilex Pharmaceuticals Inc. and Sorrento, respectively.

Seprehvir®, is a registered trademark of Virttu Biologics Limited, a wholly-owned subsidiary of TNK Therapeutics, Inc. and part of the group of companies owned by Sorrento Therapeutics, Inc.

All other trademarks are the property of their respective owners.

© 2018 Sorrento Therapeutics, Inc. All Rights Reserved.

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